As filed with the Securities and Exchange Commission on June 3, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DIRECTV GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1106564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2250 East Imperial Highway

El Segundo, California 90245

(310) 964-0808

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

THE DIRECTV GROUP, INC.

2004 STOCK PLAN

(Full title of the plan)

Larry D. Hunter, Esq.

Executive Vice President,

General Counsel and Secretary

The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, California 90245

(310) 964-0700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:

Michael E. Lubowitz, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	23,000,000	$17.55	$403,650,000	$51,142.46

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

We will send or provide to plan participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, the documents containing the information required by Part I of Form S-8. Those documents are not required to be filed, and we have not filed those documents, with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide without charge, upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus). We will also provide, without charge, upon written or oral request, other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about The DIRECTV Group, Inc. 2004 Stock Plan and its administrators. If you would like any of those documents or information, please contact:

Stock Plan Administrator

The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, California 90245

(310) 964-0824

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate herein by reference the following documents that The DIRECTV Group, Inc. filed with the Commission:

(a)	The DIRECTV Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.[1]

(b)	The DIRECTV Group, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and its Current Reports on Form 8-K filed with the Commission on February 10*, February 18, March 2, March 16, March 26*, April 5, April 20*, May 4*, May 14, June 2, and June 3, 2004.

(c)	The description of The DIRECTV Group’s Common Stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A as filed with the Commission on December 22, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934 including any amendment or report filed for the purpose of updating such description.

All documents that The DIRECTV Group subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

[1]	The Report of the Company’s independent registered public accounting firm included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is superceded by the Report of the Company’s independent registered public accounting firm included in the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2004.

*	Reports furnished to the Commission under Item 9, Regulation FD Disclosure, and Item 12, Results of Operations and Financial Condition. Pursuant to General Instruction B of Form 8-K, the reports furnished under Item 9 and Item 12 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The DIRECTV Group, Inc. is not incorporating, and will not incorporate, by reference these reports into a filing under the Securities Act or the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

(1) Section 145 of the Delaware General Corporation Law. Under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”), The DIRECTV Group, Inc. is empowered to indemnify its directors and officers in the circumstances therein provided. We sometimes refer to The DIRECTV Group herein as the “Company.” Certain portions of Section 145 are summarized below:

Section 145(a) of the General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the General Corporation Law provides that any indemnification under Sections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Certificate of Incorporation and Bylaws. The Company’s amended and restated certificate of incorporation provides that, except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

The Company’s amended and restated bylaws provide that the Company shall indemnify, to the fullest extent permitted by the General Corporation Law, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that he or she is or was a director or officer of the Company, is or was serving at the request of the Company as a director or officer of, or employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Indemnitee”) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the interests of the Company, and with respect to criminal proceedings, had no reasonable cause to believe such conduct was unlawful. However, in an action by or in the right of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and then only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity against such expenses or amounts paid in settlement as the Delaware Court of Chancery or such other court shall deem proper. However, the Company shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee unless such proceeding (or part thereof) was authorized or consented to by the Company’s board of directors.

The Company’s amended and restated bylaws also provide that, subject to the last sentence of the immediately preceding paragraph, the Company shall, in advance of the final disposition of the matter, pay for expenses reasonably incurred by an Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company against such expenses as provided by the indemnification provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

The Company’s amended and restated certificate of incorporation provides that the right to indemnification and advancement of expenses continues as to a person who formerly was an officer or director of the Company in respect of acts occurring or alleged to have occurred while he or she was an officer or director of the Company and inures to the benefit of his or her heirs, executors and personal and legal representatives.

No amendment, termination or repeal of the indemnification provisions of the Company’s amended and restated certificate of incorporation, amended and restated bylaws or of the relevant provisions of the General Corporation Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification as described above with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal. Additionally, the amended and restated bylaws provide that the indemnification and advancement of expenses provided by the amended and restated bylaws shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under the amended and restated certificate of incorporation, the amended and restated bylaws, agreement, vote of stockholders or of disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding office for the Company.

The amended and restated bylaws permit the Company to purchase and maintain insurance, at its expense, to protect any current or former director or officer of the Company or any current or former director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in such capacity or arising from such capacity, whether or not the Company would have the power to or is obligated to indemnify such person against such liability.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4(a)	-	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 22, 2003).

4(b)	-	Certificate of Ownership and Merger of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 16, 2004).

4(c)	-	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on December 22, 2003).

5	-	Opinion of Weil, Gotshal & Manges LLP.

23(a)	-	Consent of Deloitte & Touche LLP.

23(b)	-	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

24	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

99	-	The DIRECTV Group, Inc. 2004 Stock Plan.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to

Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Segundo, State of California, on June 2, 2004.

THE DIRECTV GROUP, INC.

By:	/s/ LARRY D. HUNTER

Name:	Larry D. Hunter
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce B. Churchill and Larry D. Hunter, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ K. RUPERT MURDOCH K. Rupert Murdoch	Chairman of the Board of Directors	June 2, 2004

/s/ EDDY W. HARTENSTEIN Eddy W. Hartenstein	Vice Chairman of the Board of Directors	June 2, 2004

/s/ CHASE CAREY Chase Carey	Director, President and Chief Executive Officer (Principal Executive Officer)	June 2, 2004

/s/ BRUCE B. CHURCHILL Bruce B. Churchill	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 2, 2004

Signature	Title	Date

/s/ PATRICK T. DOYLE Patrick T. Doyle	Senior Vice President, Controller, Treasurer and Chief Accounting Officer (Principal Accounting Officer)	June 2, 2004

/s/ NEIL R. AUSTRIAN Neil R. Austrian	Director	June 2, 2004

/s/ RALPH F. BOYD Ralph F. Boyd	Director	June 2, 2004

/s/ PETER CHERNIN Peter Chernin	Director	June 2, 2004

/s/ JAMES M. CORNELIUS James M. Cornelius	Director	June 2, 2004

/s/ DAVID F. DEVOE David F. DeVoe	Director	June 2, 2004

/s/ CHARLES R. LEE Charles R. Lee	Director	June 2, 2004

/s/ PETER A. LUND Peter A. Lund	Director	June 2, 2004

/s/ JOHN L. THORNTON John L. Thornton	Director	June 2, 2004

EXHIBIT INDEX

Exhibit No.	Description

4(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 22, 2003).

4(b)	Certificate of Ownership and Merger of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 16, 2004).

4(c)	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on December 22, 2003).

5	Opinion of Weil, Gotshal & Manges LLP.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

24	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

99	The DIRECTV Group, Inc. 2004 Stock Plan.